Annual Meeting Remarks

1/14/04

Presentation to Shareholders by
R.T. Brady, Chairman and CEO
R.H. Maskrey, EVP and COO

Bob Brady speaks:

Good morning. This morning our presentation will be in three parts. First, I'll reflect a little bit on what occurred in fiscal '03, particularly with respect to the price of our stock, and the value of our Company.

Secondly, over the last couple of years, but particularly in fiscal '03, our military aircraft product line has been the strongest part of our business. And, so, this morning, Bob Maskrey's going to describe, in a little more detail than usual, that part of our business - what makes it up, how it got that way, and what the implications are for the future.

I'll then come back and talk about our prospects for the fiscal year that we've just begun.

This is the ninth year in a row that I've been able to begin this presentation reporting that sales are up and earnings are up. In most years, our stock price has been up as well, but I don't remember a time when we've seen such a dramatic change in the price of our stock and the value of our Company.

Our sales were up, once again, this time a respectable 5%, in spite of some tough circumstances in a couple of our markets. Net earnings of $42.7 million were 5.7% of sales. These are margin levels that we only dreamed of five or six years ago when we were running between 2% and 3% net margins on sales.

Earnings per share of $2.76 were up 10% from a year ago, continuing a run of double-digit increases in earnings per share.

But the most dramatic increase, and the one felt most directly by our shareholders, was a 55% increase over the course of the last 12 months in our share price, following a 39% increase over the prior 12 months. Taking the two years together, we've seen an increase in the price of our stock by 110%.

This remarkable increase has not come about because a rising tide has raised all boats. If you look over the same period at the performance of the major aerospace stocks, and for better or worse we are identified as an aerospace stock, the changes are single digit and they go in both directions. What has happened for us is that our price earnings ratio, which was about 12 at this time last year, has finally come into line with typical price earnings ratios, for both the major aerospace companies, and the second tier with which we're more closely identified.

Stock appreciation in the second-tier companies has seen wider swings than the first tier, particularly on the positive side, and the one company, Curtiss-Wright, whose stock has moved in a fashion similar to ours, is a company that's had a similar experience. Both Curtiss-Wright and Moog have grown substantially in recent years, largely through a series of successful acquisitions, and recently achieved enough liquidity to be listed on the

S&P 600. This listing has attracted the attention of many new investors to the stock. They've looked over the fundamentals and the history of performance, and they've been willing to move into the stock, paying prices that, in our case, have increased our price earnings ratio by 50%.

We began our quest to improve our liquidity in the fall of '01. In September of that year, we split our stock three for two and, in November, sold 2 million shares at $21 per share. By the time we moved into calendar '03, our stock was seasoning in the low $30's. It appears that after the results were reported for the second quarter the price began to move into the mid $30's. In August, we announced the acquisition of Litton Poly-Scientific, and, in September, we went to the equity market and sold 2 million shares again, this time at $38 per share, bringing in about half the money to pay for the acquisition. The market liked the acquisition and the equity issue attracted the attention of portfolio managers, some of whom bought stock and some didn't, but many began to follow the performance of the Company. About a year ago, our trading volume was at a level where we met the criteria for the S&P 600. A few weeks ago, an opening came on their list as a result of a merger, they selected us for inclusion on the list, and a great many shares traded hands as the funds that follow the S&P 600 moved into our stock. This buying interest moved the stock from $44 per share to very close to $50 and was a factor in bringing our P/E to its current level.

As I mentioned, our moves to improve our liquidity began with a three-for-two split in September '01. That move, taken together with the two issues of equity over this period, have almost doubled the number of shares outstanding. The share price is 50% higher than it was pre split and, as a result, our market capitalization is almost three times what it was two years ago. Over the same period, our trading volume has doubled.

So, looking back, we're convinced that improving liquidity was important in making our stock an acceptable investment for some of the bigger funds. But we fundamentally believe that it wouldn't have done us much good were it not for the consistently improving earnings performance of the Company. Achieving that performance, particularly over the last four years, has required a lot of very hard work, very good work, a lot of individual sacrifices and some creative reshaping of the Company on the part of the now 6,000 employees who make it happen every year. Particularly in this last year, I can tell you it wasn't easy. Our 5% sales increase and our 10% earnings increase did not come about because all of our markets were vibrant. A couple of our major markets were contracting. Our Space & Missiles segment was hit the hardest. Sales in '01 of $103 million and $107 million in '02, contracted in '03 to $85 million, a 21% reduction. The satellite business did not recover. Launch vehicle production only supports the prospective launch of satellites. The hiatus in Space Shuttle launches slowed down refurbishment activity on actuators for the solid rocket boosters. Ironically, during a year when the U. S. was campaigning in Iraq and using up tactical missiles, our production of tactical missiles was actually on the decline. Our military fights wars out of inventory which probably won't be replenished for a couple of years. Our activity in strategic defense, what used to be known as the National Missile Defense System, actually did increase somewhat during the year, but nowhere near enough to offset the other reductions.

Generally, in this segment of our Company, we have some development work underway for programs like the Space Shuttle Crew Return Vehicle or NASA's Gravity Probe B Space Experiment. In '03, in addition to rather low levels of ongoing production in satellites, launch vehicles and tactical missiles, the one-off development jobs weren't there either. So, we had to adjust to this much lower level of activity.

In the commercial airplane business, our total sales have contracted over the last couple years from a peak of over $180 million to the '03 level of $138 million. The major change, of course, has all to do with production rates at Boeing. In fiscal '01, we had our peak year with Boeing. We delivered $72 million worth of hardware to support their deliveries of around 600 aircraft. In fiscal '03, our sales to Boeing of the same complement of hardware were $38 million, just a little more than half, reflecting the fact that they delivered about half as many airplanes. Sales of new equipment to Boeing now represents less than 4% of our total revenue. Our Airbus business has contracted slightly, as has the engine business. These are engine controls that go on commercial airplanes. The business jet business has held pretty solid. We've had a lot of development work over the last couple years for both Raytheon and Bombardier, and more recently Gulfstream, and we're optimistic that that development work will shortly turn into the production of new aircraft. Our aftermarket sales in commercial peaked at $57 million in the year before the impact of 9/11 was really felt. Then, the airlines reduced their schedules by 20%. Our aftermarket reduction was only about 12%, to $50 million, and it's held at that level. We're anticipating a small improvement in the years to come. But coming from $180 million to $138 million has not made life easy. Hopefully, we're very close to the bottom in production rates to Boeing and, in the future, further declines will not offset growth in other areas to any significant degree.

Our Industrial business actually had a much better year in '03 than '02. Sales were up 6% and profitability improved quite a bit. This improvement was helped considerably by a strengthening Euro - about half of our Industrial sales are in Euros. But, overall, the sales increase had to overcome a $17 million reduction for sales of controls used on power-generating gas turbines. During the year '03, the contraction in the gas turbine market was offset by improved sales in injection molding and blow molding machines. The sales volume in these businesses increased by 25% to $56 million. We saw a 40% increase in the application of our equipment on metal-forming machines and a 20% increase in sales of combat controls used on military vehicles. Other than those major markets, our Industrial business covers a vast variety of applications. Taken altogether, that business was fairly stable. In dollar terms, there was a revenue increase of about $10 million, most of which was the result of a stronger European currency.

Finally, we get to the star of this year's show. Overwhelming the sales declines that I've described in Space and Commercial Aircraft, our Military Aircraft business over the last 12 months grew $64 million, and over the two-year period has grown $108 million. That's an increase of 68%. This product line over this period provided the sales increases that offset declines in other areas. It's provided the earnings increases and it's provided a lot of opportunities for our technical staff and our production folks to keep working on the design, development and production of some very challenging high-performance hardware. Since this product line has been the real strength in our business and helped us to achieve the very important results I described earlier, we thought this would be the day to take the time to provide for you a reasonably complete description of this part of our business. To do that, let me turn you over to my very good friend, Bob Maskrey, our Chief Operating Officer.

Bob Maskrey speaks:

Good morning. The products we make for new military aircraft and the repairs and spares we sell to support existing aircraft grew by $64 million last year, making it the largest single contributor to growth.

This morning, I would like to describe for you what constitutes that increase in sales, and characterize its long term potential.

Increases in sales to military aircraft manufacturers include programs that we've talked about regularly and some programs that we hardly ever mention. I'm going to describe some of those to you this morning as well.

First, let's start with a couple of the biggies. Two production programs that we count heavily on are the F/A-18 and the V-22. In 2003, the F/A-18E/F moved to 44 airplanes per year and enjoyed sales of about $27 million. During this year, we signed a long-term agreement with Boeing on the F/A-18 Program that guarantees us future business and encourages us to make long-term product improvements in this family of hardware. On the F/A-18, we supply all of the hardware for the maneuvering, leading edge flap controls, as well as wingfold actuators, a leading-edge extension spoiler and valve module.

The V-22 Osprey, a controversial program that we have a major participation on, cleared a significant hurdle during this past year. In a review, the Department of Defense cleared the V-22 for continuing low-rate production and has confirmed that it is both airworthy and necessary for the United States Marines. The DOD has decided, however, not to increase the rate of manufacture of the V-22 quickly, that will come in a few years. So, our sales should continue to be flat for the next couple of years. During FY'03, our sales enjoyed a surge because of a retrofit program bringing older actuators up-to-date with more modern control valve technology. For the V-22, we supply the critical fly-by-wire flight controls beginning with the swashplate controls that stabilize the vehicle when it's behaving like a helicopter and the flaperon and elevator controls that provide the same degree of flight control when it's behaving as an airplane. In addition, we supply bladefold actuators that are used to stow the blades when it's parked on board an aircraft carrier. The V-22 contributed $30.2 million in sales during this past fiscal year.

Now for some programs that we don't talk about very often. Let me begin with the Indian Light Combat Aircraft. This is a program that began for us in the middle '80's. We subsequently won a position to supply fly-by-wire flight controls working through General Electric Flight Control Systems in the early '90's. We developed all the primary fly-by-wire flight control actuators, and qualified them just about the time that India and Pakistan decided to test their nuclear weapons. That resulted in a U. S. Government embargo on any materials for war, which meant we could no longer deliver actuators to India. That embargo was lifted about three years ago, and we began putting the pieces of our relationship back together. During this past year, we restarted the Light Combat Aircraft Program with the help of Hindustan Aeronautics, the Indian Aeronautical Development Agency, and our friends, the former GE folks, who are now part of BAE Systems. We received a contract for $12.5 million, and last year had $2.5 million in sales.

The F-2 is a lightweight fighter airplane that Mitsubishi and the Japanese Defense Force have developed in conjunction with Lockheed Martin. This is a single-engine fighter aircraft designed to complement the F-15J in air defense roles for the country of Japan. We are supplying the maneuvering leading edge flap controls for this airplane. It will continue in production for the next 8 years. Last year, work on the F-2 Aircraft amounted to $4 million.

One of the newest military aircraft for us is the Korean T-50, formerly known as the KTX-2 Aircraft. This is an advanced, jet trainer aircraft, developed by Korean Aerospace Industries (KAI) in conjunction with Lockheed Martin. It's intended to serve as the primary jet trainer aircraft for the Republic of Korea Air Force, and to be exported to other countries.

One of the more significant aircraft orders received this year was for the venerable Boeing F-15. This order is for the F-15K, a variant of the U.S. Air Force F-15, that's destined for the Korean Air Force. The Koreans have ordered 40 of these aircraft, and we expect to be delivering hardware over the next 4 years. Moog's first involvement with the F-15 began in the late '60's when we were awarded a contract for a very complicated all hydromechanical, flight control package. We all understood that this was a dinosaur; it would be the last of its breed and would soon be replaced by a digital computer when digital electronics came of age in the airplane business. Well, that time has come. In fact, it came many years ago, but the F-15 is still in production and we still continue to produce this very complicated package 35 years later.

In addition to the OEM business, we have enjoyed, this past year, an increase in our military aftermarket repair and overhaul business. The aftermarket business is a chance for us to reap sales for seeds that were planted and nurtured many years ago. The most visible is probably the F-15 hardware that we are repairing and overhauling. In addition to repairing for the U.S. Air Force, we also supply material to Mitsubishi for repair and overhaul for the Japanese F-15J. The Blackhawk UH-60 helicopter continues to soldier on, and we continue to repair and overhaul trim packages for the UH-60. In addition, this year, we received a significant order from Redstone Arsenal for spares to field support the Blackhawk helicopter. The C-5 is a heavy-lift cargo aircraft that the Air Force and Lockheed developed in the late '60's. It's a four-engine monster that has served its time well. Recently, the Air Force has been upgrading the aircraft with the intent that it will last another 36 years. These upgrades include engine, structure and avionics. As part of this program, we have been supplying flight and ground spoiler, slat and cargo door actuators. This program has been going on for about two years and will be continuing for the next three years. In addition to these programs, we enjoy ongoing repair and overhaul business on the F/A-18 and F-16. This past year saw an upsurge in F/A-18 hardware as we retrofitted power drive units and upgraded wingfold actuators to avoid an in-service caused corrosion problem.

But, the largest single contributor to the increase in sales has been the Joint Strike Fighter Program. Sales in '03 on this program amounted to $53 million. In October of '01, the Department of Defense announced the selection of Lockheed Martin to supply the next generation of multi-role, multi-service aircraft, the Joint Strike Fighter. It would be called the F-35 and come in three variants.

First, is the F-35A to be used by the U.S. Air Force as a replacement for the F-16. It's a lightweight, fighter airplane that will be a complement to the F-22. It will be the largest volume airplane, with about 1,800 expected to be produced for the Air Force. The U.S. Marines and the Royal Navy will use the B-variant of the F-35. It is the short-takeoff and vertical landing version of the airplane. This is accomplished by a high-power lift fan, clutched into the main engine and located just behind the pilot. Between the U.S. and Great Britain, it's expected there will 759 of this variant. The C-variant of the airplane will be used by the U.S. Navy. It will have much larger wings, and a much larger tail surface. It has extra control surfaces on the wing since one of its requirements is to be able to land at low speeds and be able to loiter while it waits its turn to land on an aircraft carrier. In addition, it requires a wingfold actuator because the wings must fold to fit below the decks of the carrier. It's expected that the Navy will buy 480 of this model.

We are currently producing hardware that will be used in laboratory development and certification testing of the flight controls. Over the next three years, we will be producing 22 shipsets of hardware that will be used in a combination of ground test and flight-test vehicles. Low-rate initial production beyond that is planned for 2006. The C-variant is sufficiently different that our hardware will actually be unique for the C airplane, so in the end, we will be producing two different kinds of hardware, one for the AB aircraft and one for the C.

Two years ago, I stood on this spot and told you about the airplane and the significance of it to your company. We believed, at that time, that there were two substantial hurdles facing us. First, this would be hardware that had never been developed for a production airplane before. Second, in addition to having to invent a whole new controls architecture, we would face the parallel challenge of collaborating on a program with two of our primary competitors and trying to do it on a breathtaking schedule that the customer had accelerated in order to minimize his risk.

Well, I'm pleased to report just two years later that we have overcome most of the technical challenges. We have a system, it's operating and it's meeting the critical performance objectives that we've tested this far. We have successfully addressed the laws of physics, and that part of the program, I can safely report, is now behind us. However, it is a continual struggle to try to deliver state-of-the-art technology and hardware on a schedule that would be difficult in the best of times, and with a customer, who is still grappling with what he wants the airplane to look like.

The products we make in the Military Aircraft product line have a unique characterization. They require a relatively long development cycle, often a substantial investment in R&D, they have a long product life cycle, they tend to be proprietary products, meaning a protected market, and frequently they yield revenues long after the airplane ceases production.

Lets examine some of the cases we just mentioned:

The V-22 began it's life in the middle 80's when the development contracts were awarded, and it is only now entering the low rate production phase, almost 20 years later.

Two years ago, at this meeting, I described to you the large R&D and opportunity cost your company had invested in the Joint Strike Fighter program. Today we are reporting on the first fruits of that effort. The F-35, JSF program will continue to pay off that investment for many years to come.

The F-15 development began in 1969, and we began production in 1973. As I reported, that string is still playing out some 30 plus years later, truly a long product life.

Thanks to our aftermarket team's efforts, programs like the C-5 are producing revenues today and tomorrow, even though Lockheed's C-5 production line closed 18 years ago.

In addition, the products we produce are robust, reliable mechanical devices. They have lifetimes that match the aircraft life. While we use the most modern technology to help us design and develop this hardware, letting us maximize it's performance, and reduce it's cost, the products we make are relatively independent of that technology. Another way of saying this is, unlike the telecom business, our products do not live or die on the basis of the next chip development, nor on how many megabaud we can stuff through a fiber. We don't face component obsolescence issues, and dependencies on a shaky supply chain. It is a market that rewards our legacy and presents a barrier to entry that keeps the casual competitor out.

We like all of these things, and that is why the military aircraft product family is essential to our business success.

Bob Brady resumes speaking

Thanks, Bob.

So, when we put the whole picture together, our slightly improving Industrial business and our greatly improving Military Aircraft business over the last year have more than offset, in terms of revenue, and for that matter earnings, the declines that we faced in the Space and Commercial Aircraft business. That takes us to the question of what are our prospects for fiscal '04.

The big change that's going to occur in fiscal '04 is the addition to our overall business of the Litton Poly-Scientific Division of Northrop Grumman. This is an acquisition that we announced in August. We closed on September 30th. It's an outfit with a sales run rate of about $133 million.

Let me briefly describe the business that we acquired. Litton Poly-Scientific is a manufacturer of slip rings, brushless D.C. electric motors and a collection of avionics products and electromechanical actuators.

What's a slip ring and where are they used? A slip ring is an electromagnetic interface device that allows the transmission of electric power or electronic data from a stationary element to one that rotates around it, and you can have full rotation, 360° . There are a set of electromechanical contacts on the rotating surfaces that allow this transmission to occur. It's a fussy device, much like a servovalve, and its performance is dependent on experienced design and very careful production and processing. Litton-Poly-Scientific is the leading manufacturer of slip rings in the world. Over a 50-year history, it has designed slip rings in every size and shape for a wide variety of applications. Slip rings, for instance, are used in the V-22 to bring data from the engine nacelle through the rotating joint on the wing to the avionics. They're used in military vehicles to transmit power from the body of the vehicle through the rotating turret to the electrics that will position the gun. Our Company may very well be providing electric actuators which move the gun. Slip rings are also used in industrial robots to carry electrical power through a rotating joint and power the next axis. Once again, our electric motors could very well be driving the next axis. There are medical applications. Every CAT scan machine has a large electric slip ring. Data acquisition today is electronic. We're on the threshold of a transition to fiber optic data acquisition and our new company has an outstanding product offering in that area. Given the various markets in which this product is used, many of which are markets that we already serve, and in some cases this product could be offered in combination with some legacy Moog products, I think the acquisition is an outstanding fit. The Litton Poly-Scientific Division that we acquired is a combination of an original company named Poly-Scientific, an acquisition made by Litton in the '70's, with another acquisition, Clifton Precision. In what was the legacy Clifton product line, there are a number of aircraft instruments. These are electromechanical instruments. They also build small electric actuators that can be used on UAV's, aircraft radar, and controls on missile fin controls. In addition, the company has a product line of fiber-optic interface devices used in military aircraft avionics - once, again, a very nice match of markets with the current Moog product line.

In our Industrial business at Moog, we do have a line of brushless D.C. motors. On the face of it, this would seem to be an overlap with the acquired electric motor product line. In reality, though, the Moog motors are larger and higher horsepower. The Poly-Sci product is a smaller, lower-power motor with the feature that it can run very quietly. One of the largest applications of this product line is a small electric motor that's used to power a blower in sleep apnea machines. Sleep apnea, as you may know, is a sleeping disorder that afflicts a large segment of our population. The term is used to describe sleeping problems that range all the way from making a lot of noise and keeping your spouse awake to a problem wherein the sleeper stops breathing and the spouse has to be awake to poke him, or her, to resume breathing. The solution is a device like the one pictured which provides a steady flow of air and keeps the sleeper breathing. As you can imagine, a device like this would want an absolutely silent electric drive in the blower and that brings in our product. There are over 1 million of these machines sold every year in the United States. Our Company is the sole supplier of the Respironics machine which has about a 50% market share. So, we're talking about 500,000 electric motors a year. The relationship with Respironics is an ideal relationship, very collaborative and sole sourced. Our folks are working hand in hand with the engineering staff at Respironics to develop the next generation machine.

We're going to report this acquisition as a separate segment, reflecting the fact that that's the way it will be managed. We're going to refer to it as the Moog Components Group. This next set of charts tries to describe the impact of the acquisition as if the revenues were distributed to our existing segments. In Aircraft, we had forecasted an increase in business from the $404 million of '03 to $408 million. We expect the acquisition to add about $56 million, which would get us to a total of $464, and an overall increase of 15%. In the Space & Missiles segment, we expect the acquisition to add revenues of $21 million to what would have been about $89 million. So, we'd be back to a level of about $110 million, which is where we used to be a couple years ago. This represents a 29% increase over the '03 level.

We were anticipating an increase in our Industrial business from $267 million to about $293 million. The acquisition will add revenues, we think, of around $63 million, for a total increase of $356 million, or about 33%.

If we put the whole picture together, the acquisition would change what would have been about $790 million in sales to about $930 million. We have actually forecasted a range of outcomes for fiscal '04. Our Industrial business these days has relatively short lead times. Often, products are delivered between four and eight weeks after receipt of order and, as a result, with lead times that short, visibility is even more limited than it used to be. Therefore, sales are harder to forecast. In addition to that, we have the situation where about half our Industrial sales are transacted in Euros and, as you know, the Euro has been fairly volatile in the last 12 months, and that will influence our sales revenue in '04. Taking all those factors into account, we're forecasting a range of $920 million to $940 million, and a range in earnings somewhere between $54 million and $58 million, or between $3.10 and $3.30 per share. If we achieve the middle of that range, at $3.20 per share, it will be a 16% increase over what we achieved in fiscal '03.

Were that to be the outcome a year from now, I'll have the opportunity, God willing, to stand here once again and report that sales are up, earnings are up, earnings per share are up, and, hopefully, the market will continue to smile, and our stock price will be up as well.

Thank you, very much, for listening.